THE NETWORK CONNECTION, INC. (TNCI)
                   INTERACTIVE GUEST SYSTEM SERVICE AGREEMENT


                                 EMBASSY SUITES
                                Phoenix, Arizona


     THIS Interactive Guest System Service Agreement, hereafter referred to as "Agreement," is entered into by and between The Network Connection, Inc. (TNCi), a Georgia corporation with principal offices at 222 North 44th Street, Phoenix, Arizona 85034, and the Hotel entity set forth in EXHIBIT A of this agreement, and its successors and assigns, hereafter referred to as the "Hotel."

     WHEREAS, TNCi is engaged in the business of providing interactive guest services, such as on-demand movies and music videos, concierge information and reservations, guest messaging, guest surveys, in-room folio review and express check out, interactive shopping, interactive games, and promotion of hotel events, restaurants, and stores, as well as other interactive services that may be negotiated, such as Internet access via the in-room TV, hereafter referred to as "Interactive Programming," to hotels and to time share resort properties and their guests on a pay-per-view or pay-per-use basis, by means of a TNCi interactive guest system, hereafter referred to as the "System." This System is supplied, maintained, and supported by TNCi.

     WHEREAS, in exchange for these services, TNCi shall receive revenues from the Hotel for guest use of the Interactive Programming content.

     WHEREAS, a separate agreement (the "Base Services Agreement") must be negotiated with the Hotel for the free-to-guest premium and broadcast television channels provided by a third-party service provider, (the "Base Services Provider"), and distributed over the Hotel's Master Antenna Cable Television
(MATV) System (the "Base Services" or "MATV System"). TNCi will ensure that the remote control equipment it provides will allow the guests to access the free-to-guest premium and broadcast television channels that are provided by the Base Services Provider and are available at the Hotel over the MATV system.

     WHEREAS, the Hotel operates a lodging facility, consisting of private rooms and suites, identified in EXHIBIT A and;

     WHEREAS, the Hotel is equipped with a combination of a Category 3 and Category 5 cable network for installation of the interactive guest system and;

     WHEREAS, TNCi desires to provide interactive, on-demand guest services on an exclusive basis (except as otherwise set forth herein) to the premises over a Category 5 cable network for viewing and use by the Hotel's guests under the terms and conditions set forth below, and the Hotel desires to receive TNCi interactive programming content;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, mutually agree as follows;

1. TNCI INTERACTIVE GUEST SYSTEM

     As used herein, the term "System" shall refer to an interactive guest information and entertainment system designed by TNCi, whereby guests in separate rooms at the Hotel may independently access, on demand, interactive programming content on television receiving sets (TVS). On these same TVS, via remote control devices provided by TNCi, guests will be able to access the Base Services (i.e., the free-to-guest premium and broadcast television programs that are available at the Hotel over the MATV system), which will be covered under the Base Services Agreement with the Base Services Provider thereof. As used in this Agreement, the term "Rooms" shall mean separate, private rooms and suites
in  the  Hotel  which  are   customarily   available  for   overnight   sleeping
accommodations; a suite shall be considered one (1) Room. The System hosts a specified number of pre-recorded movie and music video selections, along with
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other  interactive  content  described  below. The System includes all necessary server, computer, switching, and remote control equipment to deliver and access the interactive guest services and to access the free-to-guest television channels provided by the MATV system. The TNCi System does not include necessary power, wiring, connections, or cooling facilities, which are to be provided by Hotel. However, TNCi will provide engineering and specifications for necessary signal wiring and distribution at no cost to Hotel.

2. AGREEMENT TERM

     TNCi will design, construct and provide to Hotel a System for operation in the number of Rooms of the Hotel, with on-demand access to the interactive guest services selected by the Hotel. The date of contract commencement is that date when the TNCi Interactive Guest System is first fully installed and operational. It is termed the "commencement of term date." The System and services provided in connection therewith shall be of a quality at least comparable with industry standards for similar systems currently installed in comparable hotel properties in similar geographic regions; provided, however, that in no event shall the foregoing standard be deemed to require TNCi to provide hardware or software upgrades or enhancements to the System.

     This Agreement shall continue for an initial term of _______ (___) years from the commencement of term date (the "Scheduled Term"), unless terminated sooner pursuant to the provisions of Section 2, 3 or Section 15 and will automatically renew and extend for a successive two (2) year additional term, unless at least (90) days prior to the end of any respective termination date, including any extensions, either party gives written notice to the other of its desire not to renew this agreement. TNCi shall inform Hotel 90 days prior to expiration date.

     If Hotel shall fail to perform any material obligation under this Agreement (a "Hotel Failure"), such Hotel Failure shall constitute a default hereunder if not remedied within thirty (30) days, following receipt of written notice of such Hotel Failure to Hotel, thereby entitling TNCi to: (a) terminate this Agreement by written notice to Hotel; and/or (b) exercise any other right or remedy available under this Agreement or applicable law, subject to any limitations thereon set forth in this Agreement.

     If TNCi shall fail to perform any material obligation under this Agreement (a "TNCi Failure"), then and provided that Hotel provides TNCi with reasonable access and cooperation in remedying such failure, and provided further that such failure is the fault of TNCi, such TNCi Failure shall constitute a default hereunder (a "Default"): (a) if continuing and if not remedied within ten (10) business days following receipt of written notice as to the first Recurring TNCi Failure (as herein defined) occurring within a trailing ninety (90) day period;
(b) if continuing and not remedied within thirty (30) business days following receipt of written notice as to any TNCi Failure other than a Recurring TNCi Failure; and (c) if more than one (1) recurring TNCi Failure has occurred within a trailing ninety (90) day period, irrespective of whether remedied by TNCi. In the event of a Default, Hotel shall be entitled to: (a) terminate this Agreement by written notice to TNCi; and/or (b) exercise any other right or remedy available under this Agreement or applicable law, subject to any limitations thereon set forth in this Agreement. "Recurring TNCi Failure" shall mean any of the following to the extent that such failure is the fault of TNCi and provided TNCi is not prevented by Hotel from (and that Hotel does not reasonably cooperate with TNCi in connection with) remedying such failure : (1) continuous material interruption of Premium Services (as herein defined) to ten percent (10%) of the Suites for seventy-two (72) hours; (2) continuous material interruption of Services (as herein defined) to one particular suite for twenty
(20) days; (3) continuous material interruption of Services for five (5) or more Suites for ten (10) days or more; (4) ten percent (10%) or more of the Suites experience five (5) or more breakdowns in Services within any trailing thirty
(30) day period; or (6) individual Suites experience an aggregate of one thousand six hundred (1,600) hours of material interruption in Services (for example, sixteen (16) Suites each have one hundred (100) hours of interruption in Services) within any trailing thirty (30) day period. "Premium Services" shall mean all "pay-per-view" Services provided by TNCi. "Services" shall mean all interactive guest services and remotes (to the extent to be provided and serviced by TNCi pursuant to this Agreement), but shall exclude any breakdown of television sets except to the extent, if any, the responsibility of TNCi pursuant to this Agreement.

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     In the  event  that the Hotel is a  defaulting  party and fails to cure any default within the applicable period, TNCi shall be entitled, in addition to any and all other available legal and/or equitable remedies, including specific performance, the same being expressly reserved by TNCi, to a system removal charge of $50 per installed guest room. The system removal charge shall be additional to all other legal remedies available or damages sustained, including without limitation the cost reimbursements set forth in Section 13.5 which Hotel shall pay to TNCi. The non-defaulting party shall be entitled to recover from the other its reasonable attorneys' fees, costs and expenses, including collection agency fees incurred in enforcing this agreement or for a collection of the amounts due and payable hereunder. Notwithstanding any provision to the contrary, in no event shall either party be liable to the other or any of its or
their   prospective   employees,   licensees,   contractors,   or   Agents   for
consequential, punitive or exemplary damages.

     The term of this Agreement will not be affected in any way by any change to the status of the Hotel's affiliation with Promus Hotel Corporation or its successor-in-interest ("Promus"). If required by Promus, Hotel shall have the right to terminate this Agreement in the event that the System ceases to satisfy the uniform standards required by Promus; PROVIDED, HOWEVER, that such termination shall constitute a Termination pursuant to Section 13.5 hereof and Hotel shall pay to TNCi the payments referenced therein.

3. INSTALLATION OF TNCI INTERACTIVE GUEST SYSTEM

     3.1 Hotel shall permit TNCi personnel to conduct a technical inspection and survey of the combined Category 3 and Category 5 cable network presently installed at the Hotel to determine its adequacy and compatibility for delivering broadband multimedia content, including digital video streaming, with the TNCI system.

     3.2 If it is determined that the combined Category 3 and Category 5 cable network is adequate for installation of the System, TNCi will install System under the terms and conditions identified in Exhibit B of the Agreement.

     In the event TNCi determines that the combined Category 3 and Category 5 cable network is inadequate for delivering broadband multimedia content, including digital video streaming, TNCi will notify the Hotel in writing of all deficiencies and will upgrade the combined Category 3 and Category 5 cable network at the Hotel at no cost to the Hotel. The Base Services equipment is not considered a part of the Category 5 cable network upgrade.

     After completion of the initial installation any modifications to said System shall be made only by TNCi, but at Hotel's expense if the modifications are the result of any action, modification, expansion or remodeling undertaken by the Hotel.

     3.3 Hotel will make available to TNCi a secure air-conditioned, non-public area for its head-end equipment. The room shall provide at least 10 by 6 feet, with a 20 amp dedicated electrical circuit. Hotel shall also provide an appropriate area near the cashier's desk for the installation of TNCi monitoring unit and printer.

     TNCi will begin installation of TNCi System on the Hotel premises as soon as practical after TNCi's receipt and signed acceptance of the signed Agreement from the Hotel and the completed combined Category 3 and Category 5 cable network inspection. TNCi will use its best efforts to complete installation of the System pursuant to the schedule attached as Exhibit E.

     TNCi, at its expense, shall repair, restore and replace all portions of the premises after installation of its equipment and restore the premises to its original condition, reasonable wear and tear excluded.

     TNCi shall, in the exercise of its obligations for installation, not unreasonably interfere with the Hotel's operation.

     3.4 TNCi shall at its cost install all equipment necessary to provide interactive guest programming in all guest rooms, unless otherwise stated in this agreement.

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     3.5 TNCi  represents  and warrants to Hotel that (i) TNCi is  authorized to enter into this Agreement and to perform its obligations hereunder, including to install and operate the System; (ii) that the services (including support and maintenance) provided hereunder will be provided in a good and workmanlike manner consistent with industry practice; (iii) that all software in the System will be Y2K Compliant (as hereinafter defined) and (iv) TNCi has obtained all required licenses and approvals to perform its obligations hereunder without violating or infringing upon any law, agreement or other arrangement by which it is bound. As used herein, "Y2K Compliant" shall mean that the use by the System of dates on or after January 1, 2000, will not adversely affect the System's
performance  regarding  date-dependent  data,  computations,   output  or  other
functions and that the System will create, store, process and output information related to or including dates on or after January 1, 2000, without error or omissions and at no additional cost to Hotel.

4. TNCI INTERACTIVE PROGRAMMING

     TNCi agrees to provide interactive programming content for viewing and use in the Hotel's guest rooms. This interactive programming content, includes on-demand movies and music videos, concierge information and reservations, guest messaging, guest surveys, in-room folio review and express check out, interactive shopping, interactive games, and promotion of hotel events, restaurants, and stores.

     4.1 TNCi will provide Hotel with its proprietary digital movie delivery System, through which guests may select any movie, on-demand, from a collection of movie titles, available 24 hours per day and which shall start immediately after purchase. The movies in all cases shall be appropriate for viewing in a first-class hotel and be current release Hollywood features. The movie programming  should  be  classified  G,  PG,  PG-13 or R by the  Motion  Picture
Association of America. At its discretion, TNCi may offer independent adult features.

     4.2 TNCi may delete any programming at any point in time for legal or other reasonable purposes and elect to substitute other programming at equal quality or content.

     4.3 TNCi may elect to provide special promotional programming or multimedia advertisements and entertainment sponsors that maximize guest enjoyment of the System and revenue sharing between TNCi and the Hotel.

5. OPERATION OF TNCI INTERACTIVE GUEST SYSTEM

     During the term of this Agreement and any extension thereof, Hotel acknowledges and agrees that all interactive content presented to guests and all associated graphical components of the System shall remain under the exclusive control of TNCi. Hotel shall assure the availability of TNCi programming to all guest rooms at all times with the exception of guest requested blocking of specific programming.

     5.1 Hotel shall at no cost to TNCi provide electrical power and cooling necessary to operate the TNCi System.

     5.2 Hotel shall be responsible for posting to the guest invoices the billing charges as reported by the TNCi system.

     5.3 In addition to interactive promotional features inherent in the operation of the System, TNCi will supply to Hotel, at no cost to the Hotel, suitable advertising and promotional materials about interactive programming and other guest services available through the TNCi System, as may be reasonably determined by TNCi. Hotel shall ensure that such material is placed and displayed in rooms at all times after Hotel approval of the materials.

     5.4 TNCi shall supply to Hotel 110% of all the television remote control units needed to operate the System in each room in the Hotel (including any upgraded or additional remotes required by changes in the System by TNCi). In the event more spares are needed, the Hotel agrees to purchase additional spares for $25 per unit.

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6. MAINTENANCE AND SUPPORT OF TNCI INTERACTIVE GUEST SYSTEM

     TNCi will maintain the System in a reasonably satisfactory operational condition and, subject to Section 6.3 hereof, make all necessary repairs or replacements to maintain the System, provided, however, that TNCi shall not be responsible for the loss or interruption of signals or data beyond the control of TNCi. Moreover, should poor quality or loss of signals or data result from a fault of the Hotel, TNCi will advise Hotel and at Hotel's expense promptly repair this fault.

     6.1 Hotel shall assign a "key person" to the day to day operation of the System.

     6.2 The key person shall, at no cost to TNCi, replace any failed remote control units with spare units provided. If a technical problem arises beyond the replacement of in-room remote control units, the key person shall contact TNCi within 12 hours of discovery. If necessary, TNCi will dispatch a technician to make appropriate repairs.

     6.3 Any repairs to the System made necessary by willful or grossly negligent acts, including vandalism, by the Hotel, any of its employees, contractors, agents, or guests will be performed by TNCi, provided the Hotel reimburses TNCi for these costs.

     6.4 To the extent that TNCi shall determine to make upgrades or enhancements to the System, any equipment upgrades (including remotes), shall be at TNCi's expense; provided, however, that TNCi shall have no requirement to make any upgrades or enhancements.

7. TRAINING

     Upon installation, TNCi will provide Hotel personnel with reasonably adequate initial training on the System at no cost to the Hotel. TNCi will also provide additional training information and training manuals to Hotel and will make available to Hotel, TNCi training personnel as negotiated between the parties. If TNCi determines to upgrade the System, TNCi will provide Hotel with appropriate additional initial training with respect thereto, at no cost to Hotel.

8. INTERACTIVE GUEST SYSTEM FEES

     8.1 Hotel shall charge and collect in trust from its guests the programming fees reasonably similar to other providers for like services for like properties as established by TNCi for the privilege of viewing or using the interactive programming provided by TNCi.

     The usage of the System subject to charge and collection shall be based on the transaction information collected by the TNCi System. All interactive programming fees charged and collected by Hotel, shall be held, in trust, by the Hotel, for the benefit of TNCi, and shall be made payable to TNCi under the terms and conditions identified in Section 9 below. TNCi shall have the right to change programming fees from time to time, provided the revised fees comply with
Section 8.1. In such an event, TNCi shall inform Hotel 30 days in advance of a rate change, unless a shorter time period is agreed to by both parties.

     8.2 In addition to collecting the programming fees, Hotel shall also collect from guests all Federal, State, and local taxes (but excluding income taxes payable by TNCi) applicable to programming fees, and Hotel shall directly remit the same to the applicable taxing authority as required by law.

9. ACCOUNTING PROCEDURES AND HOTEL COMPENSATION

     9.1 As described herein, gross receipts applicable to the use of the System for any period shall mean the programming fees, based on the transaction information provided by System during such period, excluding any taxes collected by Hotel pursuant to Section 8.2.

     9.2 On a daily basis, Hotel shall enter disputed buys or adjustments into TNCi monitoring unit. As soon as practical following the end of each calendar month, TNCi will furnish Hotel with a statement of System funds held in trust by

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Hotel, setting forth the gross receipts,  net of itemized adjustments entered by
Hotel and approved by TNCi (not to be unreasonably withheld), as generated by System for the preceding calendar month. Hotel shall use its diligent efforts to notify TNCi and resolve any discrepancies within two (2) working days of receipt of such a statement from TNCi. Thereafter, TNCi will transmit to the Hotel a final statement of System funds held in trust by the Hotel, setting forth the adjusted amount of gross receipts and the commission payable to the Hotel in accordance with Section 9.3.

     9.3 No later than 15 days after Hotel's receipt of the final statement from TNCi or, if earlier and reasonably consistent with ordinary course of business of the Hotel, Hotel's first accounts payable cycle following receipt of such statement, Hotel shall pay to TNCi the total gross receipts for the preceding calendar month, as specified in the final statement, less an amount equal to ____% of the gross movie receipts, as specified in the final statement, as Hotel commission.

     9.4 The Hotel commission shall be deemed a fee earned by Hotel for its services rendered, provided however that Hotel is in material compliance with all provisions of this Agreement. If the Hotel is not in material compliance, then Hotel will not earn any Hotel commission or be entitled to retain any percentage of gross receipts for that period. Payments not received by the due date shall bear interest at the rate of 1.5 percent per month or the maximum rate allowed by law.

     9.5 To assist TNCi in evaluating the System performance, Hotel shall, on or about the fifth day of each month, furnish TNCi with Hotel occupancy and other related demographic information for the previous month. Any Hotel data reported will be held in strictest confidence.

     9.6 The Books and records of the Hotel which are pertinent to the gross pay-per-view and pay-per-use receipts for any month during the term of this Agreement shall be open to reasonable inspection and audit by an authorized representative of TNCi upon seven (7) days notice to Hotel. It is understood that TNCi's right to audit the Books and records of the Hotel shall not extend beyond three (3) years from an expiration of the calendar year to be audited.

10. OWNERSHIP AND ACCESS RIGHTS

     10.1 Notwithstanding the fact that parts of the System may be affixed to the Hotel premises, TNCi System equipment shall not become the property of the Hotel and shall remain the exclusive property of TNCi. Hotel agrees that any encumbrances upon Hotel's property shall exclude System equipment. The Hotel further agrees to execute and deliver to TNCi such documents and instructions and take other actions and permit TNCi to take such actions as TNCi may deem necessary or appropriate to give public notice of TNCi's ownership of the System and to protect TNCi's ownership against third parties, including without limitation filing any UCC-1 financing statements.

     10.2 In granting TNCi the right of use and access to the locations specified in Section 3.3 and to those areas of the premises necessary to inspect, install, maintain, and operate the System pursuant to Section 3.4, Hotel intends only to confer a license and does not confer perpetual access rights to the premises.

     10.3 Hotel agrees that the interactive programming provided by TNCi over the System is subject to certain copyright agreements, as well as other restrictions. Hotel therefore agrees to allow only guests to view or use the interactive programming and not to allow any copying of programming, or viewing or using of the programming outside of guest rooms. Hotel shall not allow any taping or copying of any System programming or content under any circumstances whatsoever.

     10.4 Upon termination of this Agreement, TNCi shall use best efforts to remove its equipment within 90 days after the effective termination date. No rental or storage charges shall be made to TNCi during this period. If the equipment is not removed within the 90 day period (and provided that TNCi has not been delayed by the Hotel in removing its equipment or is otherwise prohibited from removing the equipment), then upon five (5) business days following receipt of prior written notice the Hotel may dispose of such equipment. Except for the foregoing, failure of TNCi to remove its equipment does not constitute forfeiture.

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11. EXCLUSIVITY

     Hotel hereby grants to TNCi during the term of this Agreement, including any extension hereof, the exclusive right to supply in-room on-demand video entertainment and interactive guest services on the Hotel premises, excepting Guest Link services which will require two channels on the Coaxial MATV system. Notwithstanding the foregoing, TNCi acknowledges that Hotel is a party to those agreements set forth on Exhibit F hereto and agrees that Hotel's performance of its obligations thereunder does not violate this Section 11.


12. INDEMNIFICATION AND COMPLIANCE WITH APPLICABLE LAWS

     12.1 TNCi shall secure and maintain, with Hotel's cooperation, if necessary, such licenses, permits and approvals required by governmental authorities having jurisdiction over the installation, operation and removal of the TNCi System, as well as necessary distribution rights, patents, copyrights, licenses, releases, waivers and other necessary consents of third parties as are reasonably required for TNCi to provide the System and its interactive content without infringement of third party US patent rights.

     12.2 TNCi will hold the Hotel responsible and Hotel will indemnify TNCi for any loss or damage to the property of TNCi located on the Hotel premises except to the extent caused by TNCi. TNCi will indemnify Hotel for any loss or damage to the Hotel property caused by the gross negligence or wilful misconduct of TNCi, except to the extent caused by the Hotel.

     12.3 TNCi shall maintain, during the term of this agreement, at its own expense, adequate comprehensive general liability insurance with an aggregate and per occurrence limit of Two Million Dollars against any liability arising out of injury or death of any person or damage to property in any way connected with the installation, maintenance, operation, removal or replacement of the TNCi System. If requested by Hotel, TNCi shall provide proof of Insurance Coverage within 30 days after receipt of request.

     12.4 The distribution of and guest access to TNCi interactive programming content and the installation and maintenance of the System equipment shall conform to proper safety standards and procedures and any regulations or ordinances of any applicable government agency.

     12.5 TNCi shall indemnify and hold harmless Hotel from and against any claims, including reasonable legal fees and expenses, based upon infringement of any United States patent by the System. Customer agrees to notify Licensor of any such claim promptly in writing and to allow Licensor to control the proceedings. Customer agrees to cooperate fully with Licensor during such proceedings arising out of the foregoing. In the event or such infringement, TNCi may replace, in whole or in part, any part of the System with a substantially compatible and functionally equivalent replacement or modify the System to avoid the infringement.

13. ASSIGNMENT

     Except as set forth below, neither party may assign this Agreement. Subject to the foregoing, this Agreement binds and inures to the benefit of the parties, their successors and assigns, except as limited herein.

     13.1 TNCi acknowledges Hotel will install and use the System in connection with the Stonecreek Embassy Suites Hotel, located at 4415 East Paradise Village Parkway, Phoenix, Arizona (the "Project"), with Hotel having already encumbered the Project with financing, and likely in the future to refinance that financing ("Project Financing"), each through third party lender(s) ("Lender(s)"). In connection with Project Financing, a Lender may require Hotel to collateralize Hotel's interest under this Agreement as additional security for Project Financing ("Hotel Collateralization"). TNCi agrees to reasonably cooperate with Hotel, in connection with any Hotel Collateralization requested by a Lender, including but not limited to: (a) providing estoppel certificates to Lender confirming the status of this Agreement; (b) modifying any UCC-1 Financing Statements or other evidences of this Agreement to confirm TNCi's interest hereunder is limited to the System, and does not otherwise encumber the Project;

(c) TNCi agreeing to be bound by a reasonable form of Hotel Collateralization, including the right of Lender, in connection with any default, and enforcement of its rights, under the Hotel Financing, to succeed to the rights and obligations of Hotel under this Agreement; and (d) the right of Lender to receive notice of, and to cure, any default by Hotel under this Agreement; provided, that TNCi will not be obligated to: (1) incur any material costs in connection with the Hotel Collateralization; or (2) in any way subordinate, or adversely affect, any of TNCi's rights or Hotel's obligations under this Agreement or in and to the System.

     13.2 In the event that the person or entity executing this agreement as Hotel, for purposes hereof deemed the Transferor, intends to sell or otherwise transfer management or ownership of the premises, as the case may be, to another person or entity, deemed the Transferee, then the Transferor, as soon as practicable, but in no event, less than 30 days prior to the effective date of such transfer, shall provide written notice of the same to TNCi. Such notice shall provide information regarding the date of the proposed transfer and whether the Transferee intends to assume all of the obligations of the Transferor under this Agreement. If the Transferee, by execution prior to the transfer date of a written assumption agreement reasonably satisfactory to TNCi, assumes all obligations of the Transferor under this Agreement and Transferee meets TCNi's credit standards, which shall be customary and reasonable industry credit standards, then Transferor shall have no further obligations hereunder except as to previously accrued matters. In the event that Hotel shall transfer ownership (voluntarily or otherwise) without the assumption by such Transferee of this Agreement, Hotel shall be deemed to have terminated this Agreement other than as a result of a Default within the meaning of Section 13.5 hereof.

     13.3 Notwithstanding the transfer of ownership or management of the Hotel premises, Transferor shall be and remain liable for any and all amounts at whatsoever time owing to TNCi for services provided hereunder, unless and until the Agreement has been effectively assumed or terminated as herein provided. Any Transferee who, with notice of the existence of this Agreement, has not executed an assumption Agreement as provided herein, shall not be entitled to receive TNCi interactive guest services or any Hotel commission. Therefore, provided however, that in such event TNCi at TNCi's sole option may continue to provide interactive guest services to the Hotel premises, which shall be deemed an offer to provide such services to Transferee in accordance with all the terms and conditions of this Agreement, which offer may be accepted by Transferee either in writing or by its receipt and retention of any Hotel commission hereunder.

     13.4 TNCi or its assignees may, without Hotel's consent, assign its interest in this Agreement to any party. If such party, by execution of a written assumption agreement reasonably satisfactory to Hotel, assumes all obligations of TNCi and meets reasonable and customary credit standards, then TNCi shall have no further obligations hereunder except as to previously accrued matters.

     13.5 Hotel shall provide TNCi with a copy of the fully executed transfer documents evidencing assignment and acceptance of this Agreement. In the event the Hotel terminates this Agreement prior to the expiration of the Scheduled Term other than as a result of a Default as permitted under Section 2 hereof, or if the Hotel is unable to assign this Agreement to the new ownership entity ("Terminate"), then prior to the Termination or the transfer of the ownership of the Hotel, Hotel agrees to pay for the complete removal and return of TNCi's equipment to TNCi, as provided in Section 2, and pay TNCi the amounts set forth on the schedule attached as Exhibit G.

14. FORCE MAJEURE

     Neither party shall have any liability for the failure to perform or a delay in performing any of its obligations hereunder, if such failure or delay is the result of any legal restriction, labor dispute, strike, boycott, flood, fire, public emergency, revolution, insurrection, riot, war, unavoidable mechanical failure, interruption in the supply of electrical power or any other cause beyond the reasonable control of that party.

15. GENERAL PROVISIONS

     15.1 Unless otherwise provided herein, all notices which are to be given under the terms of this Agreement shall be given in writing and shall be deemed given, when deposited in the U.S. Mail with postage prepaid, certified, or registered mail, return receipt requested, addressed to the applicable party at the address set forth at the end of the Agreement. Either party hereto may change the address for notices hereunder by giving notice of such change to the other party in the manner provided above.

     15.2 This Agreement is made in the state in which the TNCi headquarters are located - Arizona. This agreement shall be governed in every respect by the laws of the state, except that the parties' respective rights and obligations shall be subject to specific provisions of Federal law or regulation including, without limitation, the provisions of the Federal Communications Act and any appropriate application of the Federal Communications Commission.

     15.3 This Agreement shall not be modified, waived, or amended except by an instrument in writing executed by the parties to this Agreement.

     15.4 If any part or subpart of this Agreement is found or held to be invalid or unenforceable, such unenforceability shall not affect the enforceability and binding nature of any other part of this Agreement, unless such remaining portion or portions are not reasonably adequate to accomplish the basic purpose and intent of the parties. The parties hereto will negotiate in good faith to replace any invalid or unenforceable provision with one or more valid provisions that accomplish the original intent of the parties.

     15.5 This Agreement, together with any exhibits or amendments or other information which are expressly incorporated herein and made an integral part hereof, is the complete understanding of the parties hereto, with respect to the subject matter hereof, and no other representations or agreements shall be binding upon the parties hereto, or shall be effective to interpret, change or restrict the provisions hereof.

     15.6 Each person or individual executing this Agreement in a representative capacity, by his or her execution hereof represents and warrants that such person or individual is fully authorized to do so on behalf of the respective party hereto and, with respect to the Hotel, if executed by or on behalf of any entity other than the owner of the premises, as the duly authorized agent for such owner, and that no further action or consent on the part of the Party for whom such signatory is acting is required for the effectiveness and enforceability of this agreement against such party or such owner as the case may be, following such execution.

     15.7 This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce more than one fully executed counterpart. Facsimile signatures shall be deemed as originals as between parties.

     15.8 This Agreement shall be effective upon execution by all parties to the Agreement or Commencement of installation services by TNCi, whichever shall first occur.

     15.9 Time shall be of Essence in the performance of this Agreement.

     15.10 TNCi will provide: (a) connections to Hotel's AS400 and new System 21 ("PMS") for automatic posting of the pay-per-view or pay-per-use fees charged to the guest and for other interactive guest services at the time of installation; and compatible interface software at no cost to Hotel (together, "System 21 Compatibility"). If (i) TNCi has not received by February 15, 2000 from the vendor the interface definitive or (ii) System 21 Compatibility is not completed thirty (30) days following receipt by TNCi from the vendor of the interface definition required by TNCi to perform its obligations hereunder. Hotel will have the right to terminate this Agreement upon written notice to TNCi given at any time within five (5) days following such date. Hotel is responsible for purchase and maintenance of any additional vendor hardware and software that may be required by the PMS vendor to complete the interface.

     15.11 Hotel shall receive any or all of the following interactive guest services, which consist of Express Check Out, Guest Folio Review, and Guest Survey, provided the PMS system is capable of supporting these functions. The fee for the provision of these interactive guest services is hereby waived. The costs or fees associated with the development and implementation of other Hotel specific promotions or guest services will be negotiated between the parties.

     15.12 TNCi will install the System in both rooms of a suite, provided both TVS are compatible with the System.

     15.13 TNCi will provide Interactive, PC based Games operated by the TNCi supplied remote control. Hotel shall within ten (10) days of the end of each month remit to TNCi an amount equal to ___% of all Rental Fees collected by the Hotel ("TNCi Revenue Share") for said Interactive Games for the prior month and retain ___% as an administrative fee ("Hotel Revenue Share").

     15.14 TNCi shall provide promptly all maintenance, repairs and replacement of materials and equipment necessary to ensure satisfactory operation of the System, including satisfactory signal quality, throughout the term of the Agreement. Technical personnel representing TNCi will respond within twelve (12) hours of receipt of electronic e-mail or telephone notice throughout the Term in the event of a System failure involving 10% or more of the Rooms or interactive programming selections served by the System (a "Significant Failure"). If TNCi fails to respond within twelve (12) hours following receipt of such notification that a Significant Failure has occurred, the Hotel may upon twelve (12) hours additional prior telephonic or email notification, effective upon receipt, utilize outside technicians to perform basic remedial activities and services. Upon notice, and within a reasonable period of time from said notice, TNCi shall repair all other failures. Such maintenance and technical assistance will be provided free of charge except as occasioned by a breach by Hotel of Hotel's obligations or as otherwise provided herein.

     15.15 TNCi shall have the option, at any time during the initial term of this Agreement or any extension thereof, to terminate this Agreement or any installed interactive guest service and remove all the System from the Hotel, at no cost to the Hotel, if TNCi, in its sole discretion, determines that the economic feasibility of the continuation of the Agreement or interactive guest service is, for any reason, adversely different than that contemplated by TNCi on the term commencement date. Notice must be given 90 days prior to removal of system. The Hotel will retain the Fiber backbone which was initially installed at TNCi's expense, as well as the upgrades performed by TNCi to the CAT5 network. TNCi shall assist in transition services.

16. SPECIAL WARRANTIES AND COVENANTS OF HOTEL

     Hotel agrees, confirms and covenants the following.

     16.1 Interactive guest services will be available in all Rooms, and not in the public rooms and public areas (including lobbies, hallways, restaurants, bars, meeting rooms, etc.) of Hotel; and shall not be exhibited other than in accordance with this Agreement or by any other means of transmission of any kind whatsoever. However, if Free-to-guest programming is provided by TNCi, exhibition thereof shall be permitted in accordance with the separately negotiated contract.

     16.2 Equipment comprising part of the System shall not be removed from Hotel for any purpose whatsoever other than by TNCi, except: (a) in the case of any emergency where such removal is necessary to ensure safety of such equipment or guests, and Hotel uses reasonable efforts to notify TNCi of such removal by telephone; or (b) as otherwise expressly permitted by this Agreement.

     16.3 Hotel shall notify TNCi as soon as is reasonably possible, but not later than 24 hours upon actual notice of any unauthorized use, access, theft, damage or malfunction of or to the System or any other equipment of TNCi.

     16.4 Hotel shall use reasonable efforts to ensure that only registered guests of the Hotel and their invitees may view the interactive programming and content.

     16.5 The servers, containing the interactive programming and content, will be kept under lock and key and will not be accessible to hotel staff without TNCi's prior consent. There shall be no unauthorized use, exhibition or viewing of any program by any person other than on the System on the terms set forth herein. Hotel shall not permit any person under its control to duplicate programs or content or make alterations of any kind to the servers. Hotel shall promptly report to TNCi any unauthorized use of the servers as soon as Hotel becomes aware of such use.

     16.6 Hotel warrants and represents that it is the owner of the Hotel; that it has full legal power and authority to enter into this Agreement and to perform all of its obligations hereunder; that this Agreement is within Hotel's authority as operator of the Hotel; and that Hotel shall cause the staff and employees of the Hotel to adhere to its obligations hereunder. If Hotel is a corporation, Hotel further warrants and represents that all necessary corporate action has been taken to authorize Hotel to enter into this Agreement and perform its obligations hereunder.

     16.7 Hotel shall indemnify and hold harmless TNCi against any and all claims, damages, liabilities, costs and expenses, arising out of any intentional breach by Hotel of any of the warranties and covenants made by Hotel.

     16.8 Hotel warrants that it owns or controls the combined Category 3 and Category 5 cable network within the hotel and that there are not restrictions placed by other parties on the use of this network.

     16.9 During the term of the Agreement, Hotel will not install or allow to be installed any service which is not compatible with the transmissions or services of the TNCi system, provided, the foregoing shall not apply to the Existing Agreements. Hotel further agrees not to install any service which will compete with the TNCi interactive guest system, including but not limited to the installation of video tape players or recorders (subject to the requirements of the Existing Agreements listed on Exhibit F hereto). The parties agree that on-site slide or video presentations by Hotel describing the Hotel, its facilities and environs shall not be deemed "competitive" for such purpose. Hotel shall be entitled to provide interactive services in meeting rooms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized signatories, on the day and year first above written.



THE NETWORK CONNECTION, INC.,            UP STONECREEK, INC.,
A GEORGIA CORPORATION                    AN ARIZONA CORPORATION


By                                       By
   -----------------------------            ------------------------------------
Ted Racz, Sr. Vice President             Title
Its Authorized Representative                   --------------------------------

Address:                                 Address:
222 North 44th Street                            -------------------------------
Phoenix, Arizona  85034
                                                 -------------------------------
602-629-6218                             Telephone:
                                                   -----------------------------

Date:                                    Date:
      ---------------------------              ---------------------------------

                                    EXHIBIT A
                             TNCI SERVICE AGREEMENT


HOTEL INFORMATION

Name:

Address:

City/State/Zip:

Telephone:

Site Contact:

Title of Contact:

Number of Rooms:



OWNERSHIP ENTITY

Name:

Address:

City/State/Zip:

Telephone:

Site Contact:

Title of Contact:

                                    EXHIBIT B
                           TERMS AND CONDITIONS OF THE AGREEMENT

     TNCi will provide a $______ per Room (per suite) payment to the Hotel for the purchase of compatible television sets. If not paid within sixty (60) days following the commencement date, Hotel will have the right to either: (i) cancel the Agreement or (ii) withhold the revenue until paid and/or charge 1 1/2% per month interest on the unpaid TNCi sums due.

     At TNCi's cost, TNCi shall provide one (1) remote control unit for each television set. Initial 10% sparing of remote control units also will be provided. Any additional remote control units may be purchased from TNCi at a price of $25.00 per remote.

     TNCi shall timely program the individual television sets in each room, at no cost to the Hotel. o

     Hotel will be responsible for maintenance of all televisions, except to the extent of damage caused by TNCi or its contractors.

     Hotel shall retain an amount equal to ___% of all gross movie receipts and ___% of all interactive game usage fees collected by the Hotel ("Hotel Revenue Share").

     In the event that Adjustments exceed 3% of monthly gross movie receipts, the Hotel Revenue Share shall be reduced by the same amount as the percentage of non-technical denials in excess of 3%. In the event that Adjustments are below 3%, the Hotel Revenue Share shall be increased by one-half of that amount. In any event that any movie denials are caused by verifiable failure of the TNCi systems, those same denials will not be counted against the 3% adjustment limit.

                                    EXHIBIT C
               THIRD PARTY SERVICE PROVIDER FREE-TO-GUEST PREMIUM
                      AND BROADCAST TELEVISION PROGRAMMING

     The Base Services Provider will enter into the Base Services Agreement with Hotel and will provide Hotel with free-to-guest premium and broadcast television
programming,        which       may        include        ______________________
____________________________________________.  The  parties  agree that the Base
Services will initially cost the Hotel US$_____ per room per month.

     In the event of a Base Services Provider of Base Services, TNCi shall have the right to review and approve such programming, not to be unreasonably withheld.

                                    EXHIBIT D
                         SAMPLE HOTEL INFORMATION SHEET




PROPERTY DATA:                          GUEST PROFILE:

Number of Rooms _________RMS            -Business____________%

Average Daily Room Rate $ ________      -Convention__________%

Average Occupancy Per Year _______%     -Tourist_____________%

Age of Property _____________YRS        -Destination__________%



                                        TOTAL 100%


                                        Type of Televisions:


                                        Make/Model of TV's_______


                                        Remote Control     Yes     No

                                    EXHIBIT E
                           Time Lines - Embassy Suites

                                    EXHIBIT F
                               EXISTING AGREEMENTS


                (1)  [Reference Guest Link Agreement].

                (2)  [Reference Starview Agreement].

                (3)  Base Services Agreement.

                (4) Any addition to or extension of, or replacement of (1), (2) or (3) above, provided that the scope of services shall not exceed that previously provided for in
                     (1), (2) or (3) above.

                                    EXHIBIT G
                          TERMINATION PAYMENT SCHEDULE

Term Commencement Date - March 1, 2000

                                                           Payback Amount
                     Mar. 1, 2000    -    Jun. 1, 2000
                     Jun. 2, 2000    -    Sep. 1, 2000
                     Sep. 2, 2000    -    Dec. 1, 2000
                     Dec. 2, 2000    -    Mar. 1, 2001
                     Mar. 2, 2001    -    Jun. 1, 2001
                     Jun. 2, 2001    -    Sep. 1, 2001
                     Sep. 2, 2001    -    Dec. 1, 2001
                     Dec. 2, 2001    -    Mar. 1, 2002
                     Mar. 2, 2002    -    Jun. 1, 2002
                     Jun. 2, 2002    -    Sep. 1, 2002
                     Sep. 2, 2002    -    Dec. 1, 2002
                     Dec. 2, 2002    -    Mar. 1, 2003
                     Mar. 2, 2003    -    Jun. 1, 2003
                     Jun. 2, 2003    -    June 1, 2006
                     Jun. 2, 2006    -    Sept. 1, 2006
                     Sept. 2, 2006   -    Dec. 1, 2006
                     Dec. 2, 2006    -    Mar. 1, 2007
                     Mar. 2, 2007    -    June 1, 2007
                     June 2, 2007    -    Sep. 1, 2007
                     Sep. 2, 2007    -    Dec. 1, 2007
                     Dec. 2, 2007    -    Mar. 1, 2008